CALIFORNIA
OIL&GAS

#312, 407 - 2 Street SW
Calgary, Alberta T2P 2Y3
Canada

From the office of:

John G.F. McLeod
President
tel: 403. 261-1965 ext. 100
fax: 403. 261-1941
cell: 403. 850-3450
email: jgfmcleod@aol.com

September 11, 2006

March Resources Corp.
816 - 7 Avenue SW
Suite 500
Calgary, Alberta T2P 1A1
Canada

Attn.: Mr. Dave Anthony
Chief Executive Officer

Dear Sir:

RE: Letter of Understanding ("LOU")
Contribution to Required Work Programme
Special Operating Contract for Exploring and Exploiting Hydrocarbon Deposits in the Pica Norte Area (the "SPOC')
Contract Areas: Pica North, Pica South
State of Chile

Further to recent discussions regarding certain rights pertaining to the Pica North SPOC and Pica South SPOC (the "Project"), this letter sets forth the terms and conditions upon which California Oil & Gas Ltd. ("COGC") is prepared to contribute funds required to conduct work in the Project. This Letter of Understanding, when executed by both March and COGC (also known collectively as the "Parties"), is a binding agreement and shall evidence the commitment of the parties to effect an explicit Contribution Agreement, first in this letter format and thereafter in a formal document.

The Contribution Agreement shall include, among other items, an attachment comprised of a shareholders agreement or other mutually acceptable document (the "SA") to be employed in part for the purposes of decision-making for the Project during the periods during which COGC is making unequal contributions as set out below and thereafter to govern the joint venture. The SA shall address issues typically found in a international model joint operating agreement and its attached accounting procedure, such as the model provided by the Association of International Petroleum Negotiators ("AIPN").

Recognizing the benefit of having a March subsidiary appear "on title" as the sole Contractor, the Parties agree that having one entity (the "Offshore Sub") which is registered in the Bahamas and in which they are equal shareholders and decision makers is in the best interests of both COGC and March. Accordingly, as hereinafter set out, upon execution of the Contribution

and receipt by Offshore Sub of the funds requested in the initial cash call.

Agreement, March shall assign 50% of the shares of the Offshore Sub to COGC, which Offshore Sub is now owned by March 100%. Such Offshore Sub shall in turn own March Chile 100% and March Chile shall be the entity registered in Chile for purposes of conducting work on the Project.

It is recognized that the assets of the Offshore Sub shall include the entire Project (as herein defined), with the implication that the SPOCs for both Pica North and Pica South are included and that March Chile shall conduct work for both. However, taking into account the highly risky nature of the opportunity, COGC hereby makes the commitment to contribute to the Exploration Wells for Pica North and reserves an option to participate in Pica South (the "Option"), both as set out below, with an appropriate adjustment in shares held by COGC in Offshore Sub or as the Parties may otherwise agree if COGC elects not to pursue its Option. March and COGC understand that the results of drilling the Exploration Wells on Pica South will be available before COGC shall be required to elect to participate in Pica South.

One of the duties of the Offshore Sub will be to raise funds to conduct work for the Project by means of cash calling the Parties, all as set out in the SA. As further set out in the SA and subject to shares held in escrow, COGC as a shareholder would enjoy 50% of the rights and benefits accruing to the Offshore Sub as well as 50% of its obligations including funding work, except as such funding is unequal during the Contribution Period (which period is comprised of the FW Contribution Period and the SW Contribution Period, as such terms are defined below). COGC's failure to answer a cash call during the Contribution Period or thereafter the failure of either Party to fund, would result in a default under the SA, all as more particularly set out therein.

For purposes of providing continuity with the State of Chile, an entity has been established called March Chile Ltd. ("March Chile"), registered in Chile and owned 100% by Offshore Sub. March Chile shall serve as the Contractor, receiving its direction and funding from Offshore Sub. Accordingly, March Chile shall be the entity responsible to conduct all business with the State of Chile, including attending Co-ordinating Committee meetings, filing all reports, paying all Chilean tax and similar duties.

This LOU is presented on the understanding that March is willing to warrant in due course that it is the sole owner of the subject Project and that the Project is in good standing. As of the date of this LOU, March expects the formal approval of the Project to occur on or about October 15, 2006. In addition to the understandings set out above, the Parties agree as follows:

1. **Contributions:** As notified by the Offshore Sub and according to an annual work program and budget ("WP&B") approved by its Board of Directors, each of March and COGC shall contribute 50% of the funds required to conduct such WP&B, which 50% is in accordance with each of their obligations as an entity holding 50% of the shares of Offshore Sub, except during the periods during which COGC shall make contributions unequal to those made by March. In this regard, COGC shall have the obligation to make greater contributions than March during the drilling of the first two wells in Pica North, which shall be Exploration Wells (as such wells are defined in the SPOC). COGC's obligation in this regard shall be satisfied provided the wells are drilled to a depth sufficient to meet the requirements set out in the SPOC ("TD") and without regard

for expenditures. Further, such contributions shall be to cover those costs directly related to the drilling of the Exploration Wells. Approved costs associated with establishing an office in Chile, meeting with Government representatives, travel of March or COGC personnel, and other costs not directly related to the drilling of the Exploration Wells shall be for the joint account.

1.1 Pica North:

First Exploration Well: The contribution period for the first of the Exploration Wells (the "FW Contribution Period") shall commence as of the Effective Date of the Contribution Agreement and end on the date upon which March Chile notifies the Offshore Sub that it has reached total depth ("TD") on the first Exploration Well. During the FW Contribution Period, the Parties shall share equally in the first 2mmUSD of expenditures and thereafter, COGC shall bear 100% of the costs until the end of the FW Contribution Period.

Second Exploration Well: The contribution period for the second well (the "SW Contribution Period") shall commence on the date of rig release for the first well and end upon the date on which March Chile notifies the Offshore sub that it has reached TD on the second Exploration Well. During the SW Contribution Period, the Parties shall share equally in the first 2mmUSD of expenditures and thereafter, COGC shall bear 100% of the costs until the end of the SW Contribution Period.

Abandonment Costs: If the Parties agree either or both of the above referenced wells shall be abandoned, rather than cased and tested, then COGC shall pay the costs of abandonment 100%.

1.2 Pica South

Provided COGC has made contributions for two Exploration Wells located on the contract area for Pica North as set out in Clause 1.1 above, and provided sufficient information is available in COGC's opinion upon which COGC may make a reasoned decision, COGC shall have the option (the "Option") to make an unequal contribution of 2 million USD, in addition to its share of the costs attributable to Pica South.

2. **Security with State of Chile:** Upon approval of the SPOC by the State of Chile (the "State") and according to the State's requirements, Offshore Sub shall post a security bond entirely from its own funds against the performance of work under the SPOC in an amount estimated to be 4mmUSD.

3. **Deposit and Transfer of Shares in Offshore Sub:**

   3.1 Deposit: Within 2 days of the execution of this LOU, COGC shall transfer to March a deposit of 250,000USD (the "Deposit".) In the event COGC fails to complete any documentation required to effect the share transfer in the Offshore Sub or fails respond to the first cash call according to the terms of the SA, COGC shall forfeit the Deposit to March. Provided COGC satisfies its requirements to effect the Offshore Sub and answers its first cash call in a timely manner, then March shall transfer the Deposit to the Offshore Sub for

credit against future cash calls made to COGC. The deposit shall be refundable to COGC only if March fails to receive State approval for the SPOC or fails to execute the SPOC.

3.2 Transfer of Shares: Within 5 days of the receipt of the ~~Deposit~~ initial Cash Call, March shall assign to COGC 50% of the outstanding shares of Offshore Sub or issue a number of shares of equal value and privilege as those held by March. Such shares shall be placed in escrow with a lawyer appointed by COGC for release to COGC upon COGC's completing its obligation to make contributions to the Exploration Wells located on Pica North. The transfer of shares, whether in escrow or not, shall result in COGC having the full right to vote on all matters coming before Offshore Sub, including approval of work programs and the selection of contractors, all as more particularly set out in the SA.

3.3 Option Declined: In the event COGC declines to exercise its Option to participate in Pica South but is otherwise in good standing on the balance of its obligations in Offshore Sub, the asset of Pica South shall be removed from Offshore Sub, or the Parties shall make some other adjustment as agreed.

4. **Operator and Representatives:** March Chile shall conduct the role of Contractor (and therefore Operator, as such term is generally understood in the petroleum industry) under the SPOC. As more particularly set out in the SA, March Chile shall be staffed by personnel seconded by each of March and COGC based on their expertise and experience and the needs of March Chile at any time. March Chile shall not have decision-making powers (other than for matters of implementing approved work) but shall carry out work as such work is approved and directed by Offshore Sub. Representatives on the Co-ordination Committee under the SPOC shall be from March Chile or as otherwise agreed, with due consideration for the continuity established by March personnel and for COGC's considerable funding obligations during the FW and SW Contribution Periods. If March Chile so requests, Offshore Sub shall supply personnel and advice for purposes of procuring permits and arranging for the shipment of equipment and supplies in support of work and such similar matters. COGC will have all rights with respect to planning and operational decisions from the execution of this agreement.

5. **Work and Work Schedule:** As set out in the SPOC, the first of the Exploration Wells shall commence within 6 months of the SPOC validity date and shall be completed within the timeframes provided therein. March Chile shall select contractors to conduct such work, subject to the Offshore Sub's approval.

6. **Past, Present and Future Cash Calls:**

With regard to cash calls:

6.1 Neither Party shall have any obligation to pay the other Party for any share of expenditures made before the effective date of the Contribution Agreement, except for expenditures directly related to the first well.

6.2 For Pica North, Offshore Sub shall cash call March and COGC on a 50/50 basis for the first two million USD per Exploration Well as Offshore Sub requires funds to commence such work. Upon paying its 50% share of the first two million USD for each well, ~~Farmor~~ March shall have no obligation to pay for additional cash calls for such work.

6.3 Offshore Sub shall cash call COGC for the balance of the costs to drill the Exploration Wells.

6.4 Upon execution of the SPOC, Offshore Sub shall issue the first cash call, payable within 30 days, for an amount equal to the total estimated cost to drill and abandon the first well, as such costs are set out in an AFE provided within 7 days of this LOU.

Note is made of mobilization fees which may be included in the cost of drilling the first well (depending on the terms of the drilling contract.) In the absence of a drilling contract for COGC's review or any other arrangement satisfactory to both parties, March and COGC agree that it is their intention to share equally in the mobilization and demobilization fees which may be charged disproportionately against the first well.

6.5 Upon reaching TD and the decision to case and test and thereafter, based on results, Offshore Sub shall cash call each Party for its share of the costs to complete and tie-in.

6.6 Upon completing the Exploration Wells and either the abandonment or the completion of the earning wells, then the Parties shall respond to cash calls from Offshore Sub as such procedure is set out in the SA for the benefit of the joint account.

7. **Cost Recovery and Tax:** Taking into consideration the sale of petroleum substances domestically, the requirement to pay income tax (17%) in Chile and additional tax on repatriated funds (18%), and the corporate structure of March Chile and its parent Offshore Sub, the Parties agree that any profits ultimately enjoyed by Offshore Sub, shall be distributed to each of the Parties in the form of a dividend distributed according to their shares held in Offshore Sub. In consideration of the unequal contribution made by COGC during the drilling of the Exploration Wells as set out in Point 1 above on both Pica North and Pica South, the Parties agree that the first distributions made to shareholders from the Offshore Sub attributable to the Project shall be made 60% to COGC and 40% to March, until COGC has recovered its costs to fund the Exploration Wells. Upon recovering such costs, thereafter distributions shall be made according to each Party's interest in Offshore Sub.

8. **Financing:** Each of March and COGC shall fund its costs from its resources. Accordingly, any failure by a party to fund activity and meet obligations under the Contribution Agreement or the SA shall be deemed a default under the applicable agreement. However, nothing shall preclude the Parties from agreeing to waive any of the obligations arising under the Agreements, with particular reference to seasonal constraints, rig availability and other obstacles likely to be encountered throughout the terms of the Agreement. However, the failure to fund shall in itself be treated as a default and shall not be considered in any case to be an event of force majeure.

9. **Conditions Precedent:** Execution of the Contribution Agreement (but not this LOU) with an attached SA is conditional upon:

    9.1 all corporate approvals required by both March and COGC are complete, evidence of which has been provided each to the other.

    9.2 all approvals of applicable stock exchanges or other regulatory bodies having jurisdiction over each of the Parties are complete.

    9.3 March has executed the SPOC for Pica North and Offshore Sub has posted its security bond via March Chile.

    9.4 COGC has forwarded its Deposit to March.

10. **Due Diligence:** Each of the Parties shall have the responsibility to examine its tax obligations under Chilean law and any other jurisdiction in which it may reside.

11. **Geological data:** COGC is satisfied it has reviewed all geological data relevant to the Project, as March may have provided such data for its review. However, the Parties shall continue to share any data to which they may have access, taking into account any proprietary agreements which may have application.

12. **Proceed to Contribution Agreement:** As soon as possible after the date upon which the Parties receive evidence of the Government's final approval of the SPOC, the Parties shall execute the Contribution Agreement.

13. **Disclosure and Confidentiality:** Except as may be required by applicable legislation or stock exchange rules, neither Party shall make an announcement regarding this LOU without the prior written consent of the other Party. All information regarding this proposal including the existence of this LOU, will be kept confidential and shall be divulged only to the professional advisors and financiers as may be directly engaged in this transaction on a need-to-know basis.

14. **Good Faith Negotiations:** The Parties shall negotiate in good faith the terms and conditions of the Contribution Agreement substantially on the basis set out in this LOU.

15. **Termination:** This LOU shall terminate on the earliest of:
    - 15.1 execution and delivery of the Contribution Agreement by each Party to the other Party,
    - 15.3 COGC informs March by written notice that it has concluded that the Contribution Agreement may not be consummated.

16. **Acceptance:** If you agree with the above terms and conditions, please execute a copy of this LOU signifying your approval and return one copy to us no later than 5 p.m. Calgary time on September 11, 2006.

We look forward to your early response and thereafter positive negotiations to facilitate the timely commencement of the work program. Please contact me at 403-261-1965 or 403-850-3450.

Yours truly,

John G.F. McLeod
President

Understood, agreed and accepted this 11 day of September, 2006

March Resources Corp. by

David Antony
Chief Executive Officer